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                                                                   EXHIBIT 23.4

                                 March 3, 1997

Ascend Communications, Inc.
One Ascend Plaza
1701 Harbor Bay Parkway
Alameda, CA 94502

Dear Sirs:

  We hereby consent to the inclusion in the Registration Statement of Ascend Communications, Inc. ("Ascend") on Form S-4 (the "Registration Statement"), with respect to the proposed merger of Ascend Acquisition Corporation II, a wholly-owned subsidiary of Ascend, with and into Whitetree, Inc., and certain related transactions, of our opinion letter appearing as Annex B to the Prospectus/Consent Solicitation Statement which is a part of the Registration Statement, and to the references of our firm name therein. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                          Very truly yours,

                                          DEUTSCHE MORGAN GRENFELL TECHNOLOGY
                                           GROUP

                                          By:     /s/ Ethan Topper
                                              -------------------------
                                                   Ethan Topper
                                                 Managing Director